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                                                                    EXHIBIT 99.2

                    SECOND QUARTER 2004 INVESTOR PRESENTATION
    JAMES S. NICHOLSON, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                                  JULY 29, 2004

         Thank you, Tamika.

         Good morning and welcome to our second quarter 2004 conference call. This call is being simultaneously broadcast on the internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

         I will start our conversation this morning with some brief comments expanding on our press release, both in terms of our actual results for the quarter, as well as a preliminary look at the remainder of the year. Following my comments, we will open the call for your questions. As is customary, I would remind you that my prepared comments this morning, and the answers to your questions, contain forward-looking statements within the meaning of the Securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward looking statements that could cause actual results to differ materially from projected results.

         Before I begin, I would like to call your attention to an error made by our news service for which you should have received a correction announcement. In our cash flow statement, the cash provided by operations for the first half of 2004 should be a positive $27.9 million, not the negative ($27.9) million as originally reported.

         Reported results for the second quarter 2004 amounted to a net profit of $4.0 million or $0.22 per share, compared to a net loss of $6.5 million or $0.35 per share in the second quarter of 2003. Both 2004 and 2003 second quarters included restructuring and impairment charges. Included in second quarter 2004 reported results was a pre-tax charge of $3.6 million, or $2.3 million net of tax, related to facility consolidation actions taken in both our Compressor and Electrical Components businesses. This charge had the effect of reducing reported earnings by $0.13 per share in the second quarter. Included in the comparable 2003 period was a pre-tax charge of $28.5 million, or $18.2 million net of tax, related to restructuring actions involving the Engine and Power Train business. This charge had the effect of reducing reported earnings by $0.99 per share in the second quarter last year. So while our bottom line did improve year over year, if you exclude each year's respective restructuring charges, the Company experienced an approximate 45% decline in comparable operating results. On an overall basis, the decline was consistent with the year over year results of the first quarter, but below our targets for the second quarter. As anticipated, commodity prices and currencies played a roll in our results.

         Consolidated sales for the quarter amounted to $484.2 million, up from last year's second quarter sales of $482.3 million; however, the effect of currency translation increased sales by $8.6 million. Excluding the effects of currency, we actually experienced a decrease in overall sales. This decrease was mostly attributable to the Engine and Power Train segment and the North American operations of the Compressor business, and by a small extent, the Electrical



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Components Group. I will address each of these changes more specifically in my comments regarding each business segment.

         Results for the quarter were not outside the range of outcomes that we expected given the uncertainties surrounding commodities and currencies. We did get some relief in Brazil, where the Real weaken over the quarter by approximately 7%. This put the average exchange rate of the currency for the quarter on par with the average for the quarter in 2003 at approximately $3.02 Reais to the dollar. While a weak Real generally helps our Brazilian operations, it also resulted in a foreign exchange remeasurement loss on dollar-denominated debt of the Brazilian Engine operation in the amount of $1.6 million.

         Our commodity costs were also up in the second quarter 2004 versus the prior year and the first quarter of 2004. We have put price increases into effect with varying degrees of acceptability across our respective markets and segments. In total, it would be fair to say that the effect of commodity increases has exceeded the effects of pricing actions and other cost saving initiatives.

         Sales in some areas fell at the lower range of expectations because weather in the U.S. has, for the most part, been mild. Hot weather is generally more favorable for Compressor and Electrical Component aftermarket operations.

         To best understand our overall results, it is best to look at them by business segment -- starting with the Compressor business. Compressor sales, in terms of, rose by $11.0 million, or approximately 5%. The effects of currency accounted for about 60% of the increase. The remainder of the increase can be attributable to a favorable commercial market in Europe and growth in domestic and export volumes at our Indian operations, offset by lower U.S.-based sales. It looks like we are at the beginning of good growth in India, as capacity expansions have come on line with more to come in the future.

         Compressor segment operating results were off $700,000, or 3.6%, excluding the restructuring and impairment charges related to this business. The decline was mostly attributable to Indian operations despite their increase in sales. As you may recall from the first quarter, recent reductions in duties on imported compressors have had a highly deflationary effect on pricing within the country, and commodity cost increases in India have been equally dramatic as the rest of the world. As a result, operating profit in India is down $2.3 million when compared to the prior year.

         In Brazil, operating results were also down from the prior year by $900,000. While currency rates on average were on par with the prior year, commodity cost and wage increases exceeded the benefits achieved from cost saving actions and price changes. Brazilian operations accounted for approximately 29% of the Compressor Group sales and approximately 44% of the Group's operating profit.

         The declines in India and Brazil were largely offset by improvements in North America, where the benefits of cost reduction actions improved operating profit by approximately $2.0 million, despite a 4% decline in sales.


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         The outlook in the Compressor Group for the balance of the year is still difficult to predict because of the uncertainties with currency rates and commodity prices, even though we continue to be encouraged by our expectation for sales. Despite a slight easing of commodity prices off of their highs during the second quarter, we are again seeing signs of more price increases. The impact of these increases could become more pronounced as our supply contracts expire and are renegotiated. Keeping in mind the uncertainty regarding currency and commodity prices, which could quickly change our outlook, we are optimistic that the Compressor Group will show improved results over the balance of the year, exclusive of restructuring charges.

         Moving to the Electrical Components Group. For the quarter, the Group reported sales of $105.2 million compared to $106.5 million a year ago. Volume declines in sales of gear motors and actuators were offset by gains in sales to automotive customers and higher sales in the Asia/Pacific region; albeit, much of this increase was attributable to the effects of currency translation.

         Electrical Components operating profit for the quarter was $4.0 million compared to $5.7 million a year ago, excluding the restructuring and impairment charges associated with this business. The decline was largely attributable to the escalation of the prices of commodities, including copper and steel. FASCO has typically hedged a smaller percentage of their copper buy than other Company groups and, therefore, has experienced a larger impact from the increase in the cost of this input. A 2% decline in sales at FASCO also contributed to the decline in operating results

         Looking forward into the second half of the year for the Electrical Components business, our order book and current forecasts indicate increasing sales, but how much of the expected increase will end up on the bottom line will depend on commodity prices.

         Now let's look at the Engine and Power Train Group. Sales in the Engine and Power Train Group were down $9.6 million, or approximately 8%, from the prior year's second quarter. The largest portion of the decrease was attributable to Europe, where last year's extremely hot, dry summer left retail inventories very high. As a result, sales volumes at the Company's European operations continue to run 41% lower year over year. In addition, the relatively strong Euro versus the dollar, puts our European engine operations at a competitive disadvantage. In North America, sales also declined despite what was a robust selling season. As we mentioned during the first quarter, some of our customers experienced shipping delays early in the season as we struggled to bring our new supply chain to full capacity after significant restructuring actions in 2003. As a result, one customer redirected some walk behind mower and utility engines to a competitor. The loss of these sales carried into the second quarter. Last quarter, we also discussed the loss of some snow engine SKU's at Sears on product manufactured by Murray. This loss was unrelated to our delivery issues. Second quarter sales of engines for snow applications were down due to the loss of these SKU's because they historically have represented a disproportionate share of early season sales; otherwise, our order book suggests a very good snow season for us and the industry.

         For the quarter, the Group's operating results declined by $4.0 million. The decline can be attributed to the new Brazilian operations, which also experienced a decline of $4.0 million year over year for the quarter. Of the $4.0 million, $1.6 million was attributable to foreign


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currency remeasurement losses on dollar-denominated debt. As I mentioned earlier, the Real weakened against the dollar by 7% over the quarter. The remaining $2.4 million decline represents our final ramp up of personnel to prepare for normal production levels. The third quarter should be vastly improved for the Brazilian operations if production targets are met.

         Commensurate with the significant sales decline in Europe, our European operations, including Italy and the Czech Republic, also experienced a notable decline in operating results, where their losses grew by $1.3 million. The overseas declines were partially offset by improvements in North America, which resulted from the cost savings associated with the Douglas, Georgia and Sheboygan Falls, Wisconsin plant closures. These savings were somewhat curtailed in the second quarter compared to the first quarter due to the cost of aluminum and premiums paid to operate at maximum capacity.

         Looking forward to the balance of the year for the Engine and Power Train business, our outlook is consistent with the first quarter. We should benefit from better production levels in Brazil and enjoy volumes for snow engines that look to be above that of an average year.

         Now for the Pump Group. Pump operations continued its sales growth with a 4.1% increase for the quarter. The growth was attributable to increases in sales to the plumbing market and condensate pumps sold into the HVAC market. Despite the increase in sales, operating income in the segment declined $100,000 in the second quarter due to higher engineering, administrative and promotional costs. Looking forward, we expect sales growth to slow in some markets and cost pressures to challenge our margins.

         If you recall during our call last quarter, I mentioned that these are still challenging times for the Company. Intense competition, rising commodity prices, and a currently unfavorable dollar all weigh heavily on our near term results. This is still true. I also mentioned that the employees were working diligently to build a business that would deliver solutions that are valued by our customers. "Solutions," in this case, means not only engineered products, but also to serve as an integral part of our customers' supply chain. Recently, we announced our intent to implement Oracle's E-Business Suite globally. We expect the implementation to enhance our value proposition to our customers and to lower our costs. In that regard, capital expenditures in the second quarter were up $6.1 million reflecting the cost of the Oracle software license. In the future, capital expenditures will reflect our software implementation costs. In addition, we anticipate continued research and development spending, as pending regulations in the compressor, motor and engine segments all pose opportunities in the marketplace. We have significant cash balances and anticipate generating sufficient cash to fund these planned expenditures and pay dividends.

         In addition, we continue to assess potential restructuring, cost reduction actions and/or strategic business acquisitions that will enhance our competitiveness and fit into the overall plan. Such actions could result in material charges to our reported results in future periods.

         That concludes my prepared comments for this morning. I will now be pleased to take your questions.


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